Exhibit 99

JPMorgan Chase & Co.

383 Madison Avenue, New York, NY 10179-0001

NYSE symbol: JPM

www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase To Redeem All $2.9 Billion Of Its Fixed-to-Floating Rate

Non-Cumulative Perpetual Preferred Stock, Series I

Represented By Depositary Shares

New York, September 30, 2022 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) has announced that on October 31, 2022 it will redeem all of the 293,375 outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Series I Preferred Stock”). The shares of Series I Preferred Stock are represented by 2,933,750 depositary shares (CUSIP: 46625HHA1), with each depositary share representing a one-tenth interest in a share of Series I Preferred Stock. The redemption price per share for the Series I Preferred Stock will be $10,000 (equivalent to $1,000 per depositary share).

Payment of the redemption price will be made on the redemption date of October 31, 2022, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc., as Depositary, at 150 Royall Street, Canton, Massachusetts 02021. Depositary shares held in book-entry form shall be surrendered in accordance with applicable procedures of The Depository Trust Company.

October 31, 2022 is also the final dividend payment date for the Series I Preferred Stock and the depositary shares. The record date for that dividend is September 30, 2022.

JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.8 trillion in assets and $286.1 billion in stockholders’ equity as of June 30, 2022. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Mikael Grubb	Media Contact:	Joseph Evangelisti
	212-270-2479		212-270-7438